Exhibit 10.5

AMENDMENT 2009-1

TO

RADIAN GROUP INC.

NON EMPLOYEE DIRECTOR PHANTOM STOCK GRANT LETTER

WHEREAS, the Radian Group Inc. 2008 Equity Compensation Plan (the “2008 Plan”) permits the grant of shares of phantom stock (“Phantom Stock”) to non-employee directors of the Company, in accordance with the terms and provisions of the 2008 Plan;

WHEREAS, on August 7, 2008 Radian Group Inc., a Delaware corporation (the “Company”), pursuant to the terms of the Phantom Stock Grant Letter (the “Grant Letter”), granted [NUMBER] shares of Phantom Stock to [NAME], a non-employee director of the Company (the “Grantee”);

WHEREAS, the Board of Directors of the Company (the “Board”) has amended the Grant Letter on one prior occasion by Amendment 2008-1;

WHEREAS, the Board intends to amend the Grant Letter to modify the definition of “Disability”; and

WHEREAS, pursuant to Section 14(c)(1) of the 2008 Plan, the Grant Letter may be amended by mutual agreement of the Company and the Grantee.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Section 1 of the Grant Letter is amended to delete the reference “(as defined in the 2008 Plan)” in clause (ii) and add the following language to the end of the existing text:

For purposes of this Grant Letter, the term “Disability” (or “Disabled”) shall mean that the Grantee is unable to perform the functions of his or her position as a director of the Company by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, as determined by the Committee in its sole discretion.

Signature Page to Follow

IN WITNESS WHEREOF, the Company has caused this instrument to be executed on the              day of                     , 2009

RADIAN GROUP INC.

Suzann C. Boylan
Chief Human Resources Officer

DIRECTOR:

Signature:

Print Name:

Date: